Exhibit 99.1

 ViewCast Series D Preferred Stockholders Elect to Convert All Shares Into Common Stock; Conversion Reduces Short-term Debt by $1.5 Million

    DALLAS--(BUSINESS WIRE)--April 19, 2005--ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality video communications for businesses and media enterprises, announced today that 100% of holders of its outstanding Series D Redeemable Convertible Preferred Stock have elected to convert their investment into common stock. As a result, the entire $1,506,700 of Series D Redeemable Convertible Preferred Stock is no longer outstanding as short-term debt.
    ViewCast gave notice to holders of the Series D Redeemable Convertible Preferred Stock on March 21, 2005, that the company had temporarily lowered the conversion rate to $0.55 per share from the original conversion rate of $1.50 per share. As a result of the 100% tender of the preferred shares, the Company will issue 2,739,458 shares of common stock that were previously unissued and held in reserve for this purpose. ViewCast originally issued the Series D Redeemable Convertible Preferred Stock in conjunction with the acquisition of the operations of Delta Computec Inc. in October 2002.
    "We are very pleased to report full conversion of the Series D preferred shares, which will reduce short-term debt, improve our capital structure and provide additional flexibility for future financing," stated Laurie Latham, chief financial officer at ViewCast.

    About ViewCast

    ViewCast(R) develops video and audio communications products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers, and ViewCast IVN enterprise software and systems. ViewCast products address the video capture, processing, and delivery requirements for a broad range of applications and markets. ViewCast also provides professional IT services focused on merged data and video networks through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by Laurie Latham, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    ViewCast and Niagara are registered trademarks of ViewCast
Corporation.
    Osprey is a registered trademark of Osprey Technologies, Inc.
    All other trademarks are property of their respective holders.

    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham, 972-488-7200
             or
             Shelton Investor Relations
             Investor Contact
             Kellie Nugent, 972-239-5119 x 125
             knugent@sheltongroup.com